Filed Pursuant to Rule 424(b)(3) and Rule 424(c)
Registration No. 333-162632

May 14, 2010

PROSPECTUS SUPPLEMENT NO. 4

77,388,531 SHARES OF COMMON STOCK

ADVAXIS, INC.

This prospectus supplement amends the prospectus dated March 5, 2010, to allow the selling stockholders named in the prospectus (the “Selling Stockholders”) to resell, from time to time, up to an aggregate of 77,388,531 shares of our common stock issuable upon the exercise of warrants held by the Selling Stockholders.

We will not receive any proceeds from any such sale of these shares. To the extent any of the warrants are exercised for cash, if at all, we will receive the exercise price for those warrants. This prospectus supplement is being filed to include the information set forth in our Current Report on Form 8-K filed on May 14, 2010, which is set forth below. This prospectus supplement should be read in conjunction with the prospectus dated March 5, 2010, the prospectus supplement No. 1 dated March 19, 2010, the prospectus supplement No. 2 dated April 2, 2010 and the prospectus supplement No. 3 dated May 6, 2010 which are to be delivered with this prospectus supplement.

Our common stock is quoted on the Over-The-Counter Bulletin Board, or OTC Bulletin Board, under the symbol ADXS.OB.  On May 13, 2010, the last reported sale price per share for our common stock as reported by the OTC Bulletin Board was $0.21.

Investing in our common stock involves a high degree of risk.  We urge you to carefully consider the ‘‘Risk Factors’’ beginning on page 6 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 4 is May 14, 2010.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549
_______________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 14, 2010 (May 10, 2010)

ADVAXIS, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

00028489	02-0563870
(Commission File Number)	(IRS Employer Identification Number)
Technology Centre of New Jersey
675 Rt. 1, Suite B113
North Brunswick, N.J. 08902
(Address of principal executive offices)

Registrant’s telephone number, including area code: (732) 545-1590

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 10, 2010, Advaxis, Inc. (the “Company”) entered into a Stock Purchase Agreement (the “Numoda Purchase Agreement”) with Numoda Capital Innovations, LLC (“NCI”) pursuant to which the Company agreed to issue 3,500,000 shares of its common stock to NCI, at a price per share of $0.17, in satisfaction of $595,000 of services rendered to the Company by Numoda Corporation.  The Company has agreed to register such shares of common stock within 120 days of May 10, 2010.

The description of the Numoda Purchase Agreement is qualified in its entirety by reference to the Numoda Purchase Agreement, a form of which is attached hereto as Exhibit 10.1 and incorporated by reference herein in its entirety.

Item 3.02 Unregistered Sales of Equity Securities.

On May 13, 2010, the Company issued and sold 139 shares of non-convertible, redeemable Series A preferred stock (“Series A Preferred Stock”) to Optimus Life Sciences Capital Partners LLC (the “Investor”) pursuant to the terms of a Preferred Stock Purchase Agreement between the Company and the Investor dated September 24, 2009 (the “Optimus Purchase Agreement”).  The aggregate purchase price for the shares of Series A Preferred Stock was $1.39 million.  No more shares of Series A Preferred Stock remain available for sale under the Optimus Purchase Agreement.  The shares of Series A Preferred Stock described above are being offered and sold in a private placement transaction made in reliance upon exemptions from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D promulgated thereunder.

The information in Item 1.01 and 8.01 is incorporated herein by reference.

Item 8.01 Other Events.

In connection with the issuance by the Company of the Series A Preferred Stock described above, an affiliate of the Investor exercised a warrant to purchase 7,607,000 shares of the Company’s common stock at an exercise price of $0.18 per share.  The Company and the Investor also agreed to waive certain terms and conditions in the Optimus Purchase Agreement and such warrant in order to permit the affiliate of the Investor to exercise such warrant and acquire beneficial ownership of more than 4.99% of the Company’s common stock on the date of exercise.  As permitted by the terms of such warrant, the aggregate exercise price of $1,369,260 received by the Company is payable pursuant to a 4 year full recourse promissory note bearing interest at the rate of 2% per year.  In addition, in connection with the foregoing issuance by the Company of the Series A Preferred Stock, the Company issued an additional warrant to an affiliate of the Investor (the “Additional Warrant”) to purchase up to 2,818,000 shares of the Company’s common stock at an exercise price of $0.18 per share, subject to customary anti-dilution adjustments as provided in the Additional Warrant.  The exercise price of the Additional Warrant may be paid (at the option of the Investor) in cash or by the Investor’s issuance of a four-year, full-recourse promissory note, bearing interest at 2% per annum, and secured by specified portfolio of assets owned by the Investor.  The Company has agreed to file a registration statement with the Securities and Exchange Commission covering the public resale of shares issuable upon exercise of the Additional Warrant no later than June 24, 2010 and use commercially reasonable efforts to cause such registration statement to become effective as soon as possible thereafter.  The Additional Warrant is exercisable through the third anniversary of the effective date of such registration statement.

Item 9.01 Financial Statements and Exhibits.

Number	Description

4.1	Form of Common Stock Purchase Warrant.
10.1	Form of Stock Purchase Agreement dated May 10, 2010 between the Company and Numoda Capital Innovations, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Advaxis, Inc.

Dated: May 14, 2010	By:	/s/ Mark J. Rosenblum
Mark J. Rosenblum
Chief Financial Officer and Secretary

SIGNATURES

Number	Description

4.1	Form of Common Stock Purchase Warrant.
10.1	Form of Stock Purchase Agreement dated May 10, 2010 between the Company and Numoda Capital Innovations, LLC.

Exhibit 4.1

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.

Advaxis, Inc.

Form of Warrant To Purchase Common Stock

Warrant No.: 2010-1	Issuance Date: April __, 2010

Number of Warrant Shares: 2,818,000	Initial Exercise Price: $0.18

Advaxis, Inc., a Delaware corporation (“Company”), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, effective as of the date set forth above (the “Issuance Date”), Optimus CG II, Ltd., the holder hereof, or its designees or assigns (“Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at the Exercise Price (as defined below) then in effect, upon surrender of this Warrant to Purchase Common Stock (including any Warrants to Purchase Common Stock issued in exchange, transfer or replacement hereof, the “Warrant”), at any time or times during the Exercise Period (as defined herein), that number of duly authorized, validly issued, fully paid and non-assessable shares of Common Stock set forth above (the “Warrant Shares”).

A.           This Warrant is issued in connection with the transactions contemplated by Preferred Stock Purchase Agreement dated September 24, 2009, as amended, by and among the Company and the investor referred to therein (the “Purchase Agreement”) and accordingly, (i) all representations and warranties (and to the extent applicable, covenants) made by Investor pursuant to Section 4.2 of the Purchase Agreement are deemed to also be made by Investor to the Company as if such representations and warranties were set forth herein in full, and (ii) all representations and warranties (and to the extent applicable, covenants) made by Company pursuant to Section 4.1 of the Purchase Agreement, except as set forth under any writing delivered by Company to the Investor or as set forth in the SEC Reports, are deemed to also be made by Company to Investor as if such representations and warranties were set forth herein in full .  Except as otherwise defined herein, capitalized terms in this Warrant shall have the meanings set forth in ARTICLE 13 hereof.

B.           The Company hereby covenants and agrees with Holder that (i) the Company will file the Warrant Registration Statement (as defined herein) covering the public resale by Holder of all Common Shares issuable upon the exercise of this Warrant by June 24, 2010, use commercially reasonable efforts to cause it to become effective as soon as possible thereafter, and use commercially reasonable efforts to cause it to remain effective until the earlier of the first date upon which all Warrant Shares covered hereby have been sold or are Rule 144 Eligible, and (ii) that such Warrant Registration Statement shall conform in all respects with each of the requirements set forth in the Purchase Agreement with respect to the Registration Statement (as defined therein).

ARTICLE 1
EXERCISE OF WARRANT.

1.1           Mechanics of Exercise.  Subject to the terms and conditions hereof, this Warrant may be exercised by the Holder on any day during the Exercise Period, in whole or in part, by (i) delivery of a written notice to the Company, in the form attached hereto as Appendix 1 (the “Exercise Notice”), of the Holder’s election to exercise this Warrant and (ii) payment to the Company of an amount equal to the applicable Exercise Price multiplied by the number of Warrant Shares as to which this Warrant is being exercised (the “Aggregate Exercise Price”) in cash or by wire transfer of immediately available funds, by the issuance and delivery of a recourse promissory note substantially in the form attached hereto as Appendix 2 (each, a “Recourse Note”), or, if applicable, by cashless exercise pursuant to Section 1.3.  The Holder shall not be required to deliver the original Warrant in order to effect an exercise hereunder.  Execution and delivery of the Exercise Notice with respect to less than all of the Warrant Shares shall have the same effect as cancellation of the original Warrant and issuance of a new Warrant evidencing the right to purchase the remaining number of Warrant Shares.  On the same Trading Day on which the Company has received each of the Exercise Notice and the Aggregate Exercise Price (the “Exercise Delivery Documents”) by 10:30 a.m. Eastern time, or the following Trading Day if received after such time or on a non-Trading Day, the Company shall transmit by facsimile an acknowledgment of confirmation of receipt of the Exercise Delivery Documents to the Holder and the Company’s transfer agent (the “Transfer Agent”) and (i) provided that the Warrant Registration Statement is effective and the Transfer Agent is participating in The Depository Trust Company (DTC) Fast Automated Securities Transfer (FAST) Program, upon the request of the Holder, credit such aggregate number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian (DWAC) system, or (ii) if the Warrant Registration Statement is not effective or the Transfer Agent is not participating in the DTC FAST Program, issue and deliver to the Holder or, at the Holder’s instruction pursuant to the Exercise Notice, the Holder’s agent or designee, in each case, sent by reputable overnight courier to the address as specified in the applicable Exercise Notice, a certificate, registered in the Company’s share register in the name of the Holder or its designee (as indicated in the applicable Exercise Notice), for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise, which certificate shall be imprinted with the restrictive legends set forth in the Purchase Agreement unless either (A) the Warrant Registration Statement is current, valid and effective or (B) all of such Warrant Shares are Rule 144 Eligible (assuming cashless exercise of the Warrant) (in each case, as determined by counsel to the Company at the time of such issuance).  Upon delivery of the Exercise Delivery Documents, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date such Warrant Shares are credited to the Holder’s DTC account or the date of delivery of the certificate(s) evidencing the Warrant Shares (as the case may be). If this Warrant is submitted in connection with any exercise pursuant to this Section 1.1 and the number of Warrant Shares represented by this Warrant submitted for exercise is greater than the number of Warrant Shares being acquired upon an exercise, then the Company shall as soon as practicable and in no event later than three Trading Days after any exercise and return of the previously issued Warrant, at its own expense issue a new Warrant representing the right to purchase the number of Warrant Shares purchasable immediately prior to such exercise under this Warrant, less the number of Warrant Shares with respect to which this Warrant is exercised. No fractional shares of Common Stock are to be issued upon the exercise of this Warrant, but rather the number of shares of Common Stock to be issued shall be rounded up to the nearest whole number. The Company shall pay any and all taxes which may be payable with respect to the issuance and delivery of Warrant Shares upon exercise of this Warrant.

1.2           Exercise Price.  For purposes of this Warrant, “Exercise Price” means $0.18, subject to adjustment as provided in Article II hereof.

1.3           Cashless Exercise.  Notwithstanding anything contained herein to the contrary (other than Section 1.5 below), if at any time the Warrant Registration Statement is not effective (or the prospectus contained therein is not available for use) for the resale by the Holder of the Warrant Shares that are the subject of the Exercise Notice (the “Unavailable Warrant Shares”), the Holder may, in its sole discretion, exercise this Warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the Aggregate Exercise Price, elect instead to receive upon such exercise the “Net Number” of shares of Common Stock determined according to the following formula (a “Cashless Exercise”):

Net Number = (B-C) x A
B

For purposes of the foregoing formula:

A = the total number of shares with respect to which this Warrant is then being exercised.

B = the average of the Closing Sale Prices of the shares of Common Stock (as reported by Bloomberg) for the five (5) consecutive Trading Days ending on the date immediately preceding the date of the Exercise Notice.

C = the Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise.

1.4           Company’s Failure to Timely Deliver Securities.  If the Company shall fail for any reason or for no reason to timely issue to the Holder or its designee a certificate for the number of Warrant Shares to which the Holder is entitled and register such Warrant Shares on the Company’s share register or to credit the Holder’s balance account with DTC for such number of Warrant Shares to which the Holder is entitled upon the Holder’s exercise of this Warrant (as the case may be), then, in addition to all other remedies available to the Holder, the Company shall pay in cash to the Holder on each day that the issuance of such Warrant Shares is not timely effected an amount equal to 1.5% of the product of (A) the sum of the number of Warrant Shares not issued to the Holder on a timely basis and to which the Holder is entitled and (B) the Closing Sale Price of the shares of Common Stock on the Trading Day immediately preceding the last possible date which the Company could have issued such Warrant Shares to the Holder without violating Section 1.1.  In addition to the foregoing, if after the Company’s receipt of the applicable Exercise Delivery Documents the Company shall fail to timely issue to the Holder or its designee a certificate for the number of Warrant Shares to which the Holder is entitled and register such Warrant Shares on the Company’s share register or to credit the Holder’s balance account with DTC for the number of Warrant Shares to which the Holder is entitled upon the Holder’s exercise hereunder (as the case may be), and the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of Warrant Shares issuable upon such exercise that the Holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, within three Trading Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate or credit such Holder’s balance account with DTC for the number of Warrant Shares to which the Holder is entitled upon the Holder’s exercise hereunder (as the case may be) and to issue such Warrant Shares shall terminate, or (ii) promptly honor its obligation to deliver to the Holder or its designee a certificate or certificates representing such Warrant Shares or credit such Holder’s balance account with DTC for the number of Warrant Shares to which the Holder is entitled upon the Holder’s exercise hereunder (as the case may be) and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock sold by Holder in satisfaction of its obligations, times (B) the Closing Bid Price on the date of exercise.

1.5           Exercise Limitation.  Notwithstanding any other provision of this Warrant, at no time may the Holder exercise this Warrant such that the number of Warrant Shares to be received pursuant to such exercise aggregated with all other shares of Common Stock, voting stock, and other securities of the Company (collectively, “Company Securities”) then owned by the Holder beneficially or deemed beneficially owned by the Holder would result in the Holder owning more than 9.99% of all of such Company Securities as would be outstanding on such Exercise Date, as determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.  In addition, as of any date, the aggregate number of shares of Common Stock into which this Warrant is exercisable within 61 days, together with all other Company Securities then beneficially owned (as such term is defined in Rule 13(d) under the Exchange Act) by Holder and its affiliates, shall not exceed 9.99% of the total outstanding Company Securities as of such date.  At no time when the number of Warrant Shares then owned by the Holder, when aggregated with all other Company Securities then owned by the Holder beneficially or deemed beneficially owned by the Holder, would result in the Holder owning more than 1.0% of all outstanding Common Stock will Holder vote or cause to be voted any such shares.

 1.6           Restrictions.  For so long as Holder holds this Warrant or any Warrant Shares, Holder will not:  (i) vote any shares of Common Stock owned or controlled by it, solicit any proxies, or seek to advise or influence any Person with respect to any voting securities of the Company; (ii) engage or participate in any actions, plans or proposals which relate to or would result in (a) acquiring additional securities of the Company, alone or together with any other Person, which would result in beneficially owning or controlling more than 9.99% of the total outstanding Company Securities, (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving Company or any of its subsidiaries, (c) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (d) any change in the present board of directors or management of the Company, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the board, (e) any material change in the present capitalization or dividend policy of the Company, (f) any other material change in the Company’s business or corporate structure, including but not limited to, if the Company is a registered closed-end investment company, any plans or proposals to make any changes in its investment policy for which a vote is required by Section 13 of the Investment Company Act of 1940, (g) changes in the Company’s charter, bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of the Company by any Person, (h) causing a class of securities of the Company to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association, (i) a class of equity securities of the Company becoming eligible for termination of registration pursuant  to Section 12(g)(4) of the Act, or (j) any action, intention, plan or arrangement similar to any of those enumerated above; or (iii) request the Company or its directors, officers, employees, agents or representatives to amend or waive any provision of this Section 1.6.

1.7           Disputes.  In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall promptly issue to the Holder the number of Warrant Shares that are not disputed and resolve such dispute in accordance with Section 12.

1.8           Insufficient Authorized Shares.  If at any time while this Warrant (or any portion thereof) remains outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon exercise of this Warrant at least a number of shares of Common Stock equal to 110% of the number of shares of Common Stock as shall from time to time be necessary to effect the exercise in full of any unexercised portion of this Warrant (the “Required Reserve Amount”) (an “Authorized Share Failure”), then the Company shall immediately take all action necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the unexercised portion of the Warrant then outstanding.  Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than 90 days after the occurrence of such Authorized Share Failure, the Company shall use commercially reasonable efforts to hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock.  In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its commercially reasonable efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the stockholders that they approve such proposal.

ARTICLE 2
ADJUSTMENT UPON SUBDIVISION OR COMBINATION OF COMMON STOCK.

If the Company at any time on or after the Issuance Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision will be proportionately reduced and the number of Warrant Shares will be proportionately increased.  If the Company at any time on or after the Issuance Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Exercise Price in effect immediately prior to such combination will be proportionately increased and the number of Warrant Shares will be proportionately decreased.  Any adjustment under this ARTICLE 2 shall become effective at the close of business on the date the subdivision or combination becomes effective.

ARTICLE 3
PURCHASE RIGHTS; FUNDAMENTAL TRANSACTIONS

3.1           Purchase Rights.  In addition to any adjustments pursuant to ARTICLE 2 above, if at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

3.2           Fundamental Transactions.  The Company shall not enter into or be party to a Fundamental Transaction unless the Successor Entity assumes in writing all of the obligations of the Company under this Warrant in accordance with the provisions of this Section 3.2 pursuant to written agreements in form and substance satisfactory to the Required Holders and approved by the Required Holders prior to such Fundamental Transaction, including agreements to deliver to each holder of Warrants in exchange for such Warrants a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant, including, without limitation, an adjusted exercise price equal to the value for the shares of Common Stock reflected by the terms of such Fundamental Transaction, and exercisable for a corresponding number of shares of capital stock equivalent to the shares of Common Stock acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and satisfactory to the Required Holders.  Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant with the same effect as if such Successor Entity had been named as the Company herein.  Upon consummation of the Fundamental Transaction, the Successor Entity shall deliver to the Required Holders confirmation that there shall be issued upon exercise of this Warrant at any time after the consummation of the Fundamental Transaction, in lieu of the shares of the Common Stock (or other securities, cash, assets or other property) purchasable upon the exercise of this Warrant prior to such Fundamental Transaction, such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights) which the Required Holders would have been entitled to receive upon the happening of such Fundamental Transaction had this Warrant been converted immediately prior to such Fundamental Transaction, as adjusted in accordance with the provisions of this Warrant.  In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Company shall make appropriate provision to insure that the Required Holders will thereafter have the right to receive upon an exercise of this Warrant at any time after the consummation of the Fundamental Transaction, in lieu of the shares of the Common Stock (or other securities, cash, assets or other property) purchasable upon the exercise of this Warrant prior to such Fundamental Transaction, such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights) which the Required Holders would have been entitled to receive upon the happening of such Fundamental Transaction had this Warrant been exercised immediately prior to such Fundamental Transaction.  Provision made pursuant to the preceding sentence shall be in a form and substance reasonably satisfactory to the Required Holders.  The provisions of this Section 3.2  shall apply similarly and equally to successive Fundamental Transactions and Corporate Events and shall be applied without regard to any limitations on the exercise of this Warrant.

3.3           Notwithstanding the foregoing, in the event of a Fundamental Transaction other than one in which the Successor Entity is a Public Successor Entity that assumes this Warrant such that this Warrant shall be exercisable for the publicly traded common stock of such Public Successor Entity, at the request of the Holder delivered before the 90th day after such Fundamental Transaction, the Company (or the Successor Entity) shall purchase this Warrant from the Holder by paying to the Holder, within five (5) Trading Days after such request (or, if later, on the effective date of the Fundamental Transaction), cash in an amount equal to the value of the remaining unexercised portion of this Warrant on the date of such consummation, which value shall be determined by use of the Black Scholes Option Pricing Model using a volatility equal to the 100 day average historical price volatility prior to the date of the public announcement of such Fundamental Transaction.

ARTICLE 4
NONCIRCUMVENTION

The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all the provisions of this Warrant and take all action as may be required to protect the rights of the Holder.  Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any shares of Common Stock receivable upon the exercise of this Warrant above the Exercise Price then in effect, (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant, and (iii) shall, so long as the Warrant is outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the exercise of the Warrant, 110% of the number of shares of Common Stock as shall from time to time be necessary to effect the exercise of the unexercised portion of the Warrant then outstanding (without regard to any limitations on exercise).

ARTICLE 5
WARRANT HOLDER NOT DEEMED A STOCKHOLDER

Except as otherwise specifically provided herein, the Holder, solely in such Person’s capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in such Person’s capacity as the Holder of this Warrant, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which such Person is then entitled to receive upon the due exercise of this Warrant.  In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.  Notwithstanding this ARTICLE 5, the Company shall provide the Holder with copies of the same notices and other information given to the stockholders of the Company generally, contemporaneously with the giving thereof to the stockholders.

ARTICLE 6
REISSUANCE OF WARRANTS; COMPANY CALL RIGHT

6.1           Transfer of Warrant.

a.           This Warrant and the Warrant Shares constitute “restricted securities” as such term is defined in Rule 144(a)(3) under the Securities Act of 1933, as amended (the “Act”) and may only be disposed of in compliance with U.S. federal securities laws and applicable state securities or “blue sky” laws.  Without limiting the generality of the foregoing, except in connection with a bona fide pledge or transfer to an affiliate of Holder, (i) the Warrant and the Warrant Shares may not be offered for sale, sold, transferred, assigned, pledged or otherwise distributed unless (A) subsequently registered thereunder, (B) Investor shall have delivered to the Company an opinion of counsel reasonably acceptable to the Company (which may be Luce Forward Hamilton & Scripps LLP (“Luce Forward”)), in a form generally acceptable to the Company, to the effect that the Warrant or the Warrant Shares, as applicable, to be offered for sale, sold, transferred, assigned, pledged or otherwise distributed may be offered for sale, sold, transferred, assigned, pledged or otherwise distributed pursuant to an exemption from such registration, or (C) the Warrant or the Warrant Shares, as applicable, can be offered for sale, sold, transferred, assigned, pledged or otherwise distributed pursuant to Rule 144 or Rule 144A promulgated under the Act, as applicable.

b.           So long as is required by this Section 6.1, the certificates or other instruments representing the Warrant shall bear any legends as required by applicable state securities or “blue sky” laws, in addition to the restrictive legend set forth on the front page of this Warrant.

c.           If this Warrant is to be transferred, in accordance with this Section 6.1, the Holder shall surrender this Warrant to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Warrant, registered as the Holder may request, representing the right to purchase the number of Warrant Shares being transferred by the Holder and, if less then the total number of Warrant Shares then underlying this Warrant is being transferred, a new Warrant to the Holder representing the right to purchase the number of Warrant Shares not being transferred.

6.2           Lost, Stolen or Mutilated Warrant.  Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company shall execute and deliver to the Holder a new Warrant representing the right to purchase the Warrant Shares then underlying this Warrant.

6.3           Exchangeable for Multiple Warrants.  This Warrant is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Warrant or Warrants representing in the aggregate the right to purchase the number of Warrant Shares then underlying this Warrant, and each such new Warrant will represent the right to purchase such portion of such Warrant Shares as is designated by the Holder at the time of such surrender; provided, however, that no Warrants for fractional shares of Common Stock shall be given.

6.4           Issuance of New Warrants.  Whenever the Company is required to issue a new Warrant pursuant to the terms of this Warrant, such new Warrant (i) shall be of like tenor with this Warrant, (ii) shall represent, as indicated on the face of such new Warrant, the right to purchase the Warrant Shares then underlying this Warrant (or in the case of a new Warrant being issued pursuant to Section 6.1 or Section 6.3, the Warrant Shares designated by the Holder which, when added to the number of shares of Common Stock underlying the other new Warrants issued in connection with such issuance, does not exceed the number of Warrant Shares then underlying this Warrant), (iii) shall have an issuance date, as indicated on the face of such new Warrant which is the same as the Issuance Date, and (iv) shall have the same rights and conditions as this Warrant.

6.5           Company Call Right. If a Funding Default occurs and the Holder has not previously exercised this Warrant in full, the Company shall have the right to demand the surrender of this Warrant, or any remaining portion thereof, from the Holder without compensation, and the Holder shall promptly surrender this Warrant, or remaining portion thereof. Following such demand for surrender, this Warrant shall automatically be canceled and shall have no further force or effect.

ARTICLE 7
NOTICES

Whenever notice is required to be given under this Warrant, unless otherwise provided herein, such notice shall be given in accordance with Section 6.2 of the Purchase Agreement.  The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Warrant, including in reasonable detail a description of such action and the reason therefore.  Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) as soon as practicable upon any adjustment of the Exercise Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least fifteen days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the shares of Common Stock, (B) with respect to any grants, issuances or sales of any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property to holders of shares of Common Stock as such or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.

ARTICLE 8
AMENDMENT AND WAIVER

Except as otherwise provided herein, the provisions of this Warrant may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Holder; provided that except as provided herein, no such action may increase the exercise price of the Warrant or decrease the number of shares or class of stock obtainable upon exercise of the Warrant without the written consent of the Holder.  No such amendment shall be effective to the extent that it applies to less than all of the holders of the Warrants then outstanding

ARTICLE 9
GOVERNING LAW

This Warrant shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Warrant shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.

ARTICLE 10
CONSTRUCTION; HEADINGS

This Warrant shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any person as the drafter hereof.  The headings of this Warrant are for convenience of reference and shall not form part of, or affect the interpretation of, this Warrant.

ARTICLE 11
DISPUTE RESOLUTION

In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within 2 Trading Days of receipt of the Exercise Notice giving rise to such dispute, as the case may be, to the Holder.  If the Holder and the Company are unable to agree upon such determination or calculation of the Exercise Price or the Warrant Shares within three Trading Days of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within 2 Trading Days submit via facsimile (a) the disputed determination of the Exercise Price or arithmetic calculation to an independent, reputable investment bank or independent registered public accounting firm selected by Holder subject to Company’s approval, which may not be unreasonably withheld or delayed, or (b) the disputed arithmetic calculation of the Warrant Shares to the Company’s independent registered public accounting firm.  The Company shall cause at its expense the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than 3 Trading Days from the time it receives the disputed determinations or calculations.  Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

ARTICLE 12
REMEDIES, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF

The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the Holder right to pursue actual damages for any failure by the Company to comply with the terms of this Warrant.  The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate.  The Company therefore agrees that, in the event of any such breach or threatened breach, the holder of this Warrant shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

ARTICLE 13
DEFINITIONS

For purposes of this Warrant, the following terms shall have the following meanings:

13.1           “Bloomberg” means Bloomberg Financial Markets.

13.2           “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Trading Market, as reported by Bloomberg, or, if the Trading Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or last trade price, respectively, of such security prior to 4:00 p.m., Eastern time, as reported by Bloomberg, or, if the Trading Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.).  If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Holder.  If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to ARTICLE 11.  All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

13.3           “Common Stock” means (i) the Company’s shares of Common Stock, par value $0.001 per share, and (ii) any share capital into which such Common Stock shall have been changed or any share capital resulting from a reclassification of such Common Stock.

13.4           “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for shares of Common Stock.

13.5           “Exercise Period” means that period beginning on the Issuance Date set forth above and ending at 11:59 p.m., Eastern time on the third (3rd) anniversary of the effective date of the Warrant Registration Statement.

13.6           “Fundamental Transaction” means that the (A) Company shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person or Persons, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (iii) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination), or (v) reorganize, recapitalize or reclassify its Common Stock, or (B) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate Common Stock of the Company, other than persons or groups who exceed such ownership level as of the date of issuance of this Warrant.

13.7           “Funding Default” means a failure by Investor to accept a Tranche Notice delivered by the Company, provided such Tranche Notice was delivered in accordance with the terms and conditions of the Purchase Agreement (including the timely and full satisfaction of the conditions to the obligation of Investor to accept a Tranche Notice set forth in Section 2.3(c) of the Purchase Agreement), and to acquire and pay for the Preferred Shares in accordance therewith upon delivery of such Preferred Shares to the Investor in accordance with the terms of the Purchase Agreement (and the timely delivery by the Company of the other Required Tranche Deliveries required to be delivered by it and the timely and full satisfaction by the Company of all other conditions for the Tranche Closing required to be satisfied by it as set forth in Sections 2.3(d) and (e) of the Purchase Agreement).

13.8           “Investor” means Optimus Capital Partners, LLC, a Delaware limited liability company, dba Optimus Life Sciences Capital Partners, LLC (including its designees, successors and assigns).

13.9           “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

13.10         “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on a Trading Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

13.11         “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

13.12         “Preferred Shares” means shares of Series A Preferred Stock of the Company provided for in the Certificate of Designations, to be issued to Investor pursuant to the Purchase Agreement.

13.13         “Purchase Agreement” means the Preferred Stock Purchase Agreement dated September 24, 2009, by and among the Company and the investors referred to therein.

13.14         “Required Holders” means the Holders of the Warrants representing at least a majority of shares of Warrant Shares underlying the Warrants then outstanding.

13.15         “Trading Market” means the OTC Bulletin Board, the NASDAQ Capital Market, the NASDAQ Global Market, the NASDAQ Global Select Market, the NYSE Amex, or the New York Stock Exchange, whichever is at the time the principal trading exchange or market for the Common Stock.

13.16         “Public Successor Entity” means a Successor Entity that is a publicly traded corporation whose stock is quoted or listed for trading on a Trading Market.

13.17         “Successor Entity” means the Person (or, if so elected by the Required Holders, the Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or the Person (or, if so elected by the Required Holders, the Parent Entity) with which such Fundamental Transaction shall have been entered into.

13.18         “Trading Day” means any day on which the Common Stock is traded on a Trading Market; provided that it shall not include any day on which the Common Stock (a) is suspended from trading, or (b) is scheduled to trade on such exchange or market for less than 5 hours.

13.19         “Tranche Closing” has the meaning set forth in the Purchase Agreement.

13.20         “Warrant Registration Statement” means a registration statement registering for resale the Warrant Shares, and except where the context otherwise requires, means the registration statement, as amended, including (i) all documents filed as a part thereof and (ii) any information contained in a prospectus filed with the Securities and Exchange Commission in connection with such registration statement, to the extent such information is deemed under the Act to be part of the registration statement.

IN WITNESS WHEREOF, the Company has caused this Warrant to Purchase Common Stock to be duly executed as of the Issuance Date set out above.

ADVAXIS, INC.

By: _____________________________
Name: ___________________________
Title: ____________________________

By: _____________________________
Name: ___________________________
Title: ____________________________

Agreed to, acknowledged and accepted:

OPTIMUS CG II, LTD.

By: _________________________________
Name:  Terren Peizer
Title:  Managing Director

Solely with respect to Paragraph A on page 1 hereof:
OPTIMUS LIFE SCIENCES CAPITAL PARTNERS, LLC

By: _________________________________
Name:  Terren Peizer
Title:  Managing Director

APPENDIX 1

EXERCISE NOTICE

ADVAXIS, INC.

The undersigned hereby exercises the right to purchase ________________ shares of Common Stock (“Warrant Shares”) of Advaxis, Inc., a Delaware corporation (“Company”), evidenced by the attached Warrant to Purchase Common Stock (“Warrant”).  Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.  The Holder intends that payment of the Exercise Price shall be made as:

___           Cash Exercise with respect to ____________ Warrant Shares having an exercise price of $______ per share ___

___           Cashless Exercise with respect to ____________ Warrant Shares having an exercise price of $______ per share ___

___           Recourse Note Exercise with respect to ____________ Warrant Shares having an exercise price of $______ per share

Please issue:

___           A certificate or certificates representing said shares of Common Stock in the name specified below

___           Said shares in electronic form to the Deposit/Withdrawal at Custodian (DWAC) account with Depository Trust Company (DTC) specified below.

____________________________________

By: _________________________________
Name: _______________________________
Title: ________________________________

ACKNOWLEDGMENT

The Company hereby acknowledges the foregoing Exercise Notice and hereby directs [_______________________________] to issue the above indicated number of shares of Common Stock as specified above, in accordance with the Transfer Agent Instructions dated [_______________________________] from the Company, and acknowledged and agreed to by the transfer agent.

ADVAXIS, INC.

By: _____________________________
Name: ___________________________
Title: ____________________________

APPENDIX 2

FORM OF NOTE

SECURED PROMISSORY NOTE

$[_____________]	Date: [________], 20[__]

FOR VALUE RECEIVED, [_____________] (“Borrower”) promises to pay to the order of Advaxis, Inc. (“Lender”), at [________], or at such other place as Lender may from time to time designate in writing, the principal sum of $[________], with interest, as follows:

1.           Interest.  The principal balance outstanding, from time to time, shall bear interest from and after the date hereof at the rate of 2.0% per year.  Interest shall be calculated on a simple interest basis and the number of days elapsed during the period for which interest is being calculated.  Interest not paid when due shall be added to the principal.

2.           Payments.  If not sooner paid, the entire unpaid principal balance, interest thereon and any other charges due and payable under this Note shall be due and payable on the fourth anniversary of the date of this Note (“Maturity Date”); provided, however, that in no event shall this Note be due or payable at any time that (a) Lender is in default of any preferred stock purchase agreement for Series A Preferred Stock or any Warrant issued pursuant thereto, any loan agreement or other material agreement, or (b) there are any shares of Series A Preferred Stock of Lender issued or outstanding.  Borrower shall have the right to prepay all or any part of the principal balance of this Note at any time without penalty or premium.  In the event that Lender redeems all or a portion of any shares of Series A Preferred Stock then held by Borrower, Borrower shall apply, and Lender may offset, the proceeds of any such redemption to pay down the accrued interest and outstanding principal of this Note.  All payments shall be first be applied to interest, then to reduce the outstanding principal.

3.           Full Recourse Note.  THIS IS A FULL RECOURSE PROMISSORY NOTE.  Accordingly, notwithstanding that Borrower’s obligations under this Note are secured by the Collateral, in the event of a material default hereunder, Lender shall have full recourse to all the other assets of Borrower.  Moreover, Lender shall not be required to proceed against or exhaust any Collateral, or to pursue any Collateral in any particular order, before Lender pursues any other remedies against Borrower or against any of Borrower’s assets.

4.           Security

a.           Pledge.  As security for the due and prompt payment and performance of all payment obligations under this Note and any modifications, replacements and extensions hereof (collectively, “Secured Obligations”), Borrower hereby pledges and grants a security interest to Lender in all of Borrower’s right, title, and interest in and to all of the following, now owned or hereafter acquired or arising (together the “Collateral”):

i.           Publicly traded shares of common stock, preferred stock, bonds, notes and/or debentures (collectively, “Pledged Securities”) with a fair market value on the date hereof at least equal to the principal amount of this Note, based upon the trading price of such securities on the Pink Sheets, OTC Bulletin Board, NASDAQ Capital Market, NASDAQ Global Market, NASDAQ Global Select Market, NYSE Amex, or New York Stock Exchange;

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ii.           all rights of Borrower with respect to or arising out of the Pledged Securities, including voting rights, and all equity and debt securities and other property distributed or distributable with respect thereto as a result of merger, consolidation, dissolution, reorganization, recapitalization, stock split, stock dividend, reclassification, exchange, redemption, or other change in capital structure; and

iii.           all proceeds, replacements, substitutions, accessions and increases in any of the Collateral.

b.           Replacement Securities.  So long as any Secured Obligations remain outstanding, in the event that Borrower sells or disposes of any Pledged Securities, Borrower shall promptly provide replacement securities of equal or greater value.

c.           Rights With Respect to Distributions.  So long as no default shall have occurred and be continuing under this Note, Borrower shall be entitled to receive any and all dividends and distributions made with respect to the Pledged Securities and any other Collateral.  However, upon the occurrence and during the continuance of any default, Lender shall have the sole right (unless otherwise agreed by Lender) to receive and retain dividends and distributions and apply them to the outstanding balance of this Note or hold them as Collateral, at Lender’s election.

d.           Voting Rights.  So long as no default shall have occurred and be continuing under this Note, Borrower shall be entitled to exercise all voting rights pertaining to the Pledged Securities and any other Collateral.  However, upon the occurrence and during the continuance of any default, all rights of Borrower to exercise the voting rights that Borrower would otherwise be entitled to exercise with respect to the Collateral shall cease and (unless otherwise agreed by Lender) all such rights shall thereupon become vested in Lender, which shall thereupon have the sole right to exercise such rights.

e.           Financing Statement; Further Assurances.  Borrower agrees, concurrently with executing this Note, that Lender may file a UCC-1 financing statement relating to the Collateral in favor of Lender, and any similar financing statements in any jurisdiction in which Lender reasonably determines such filing to be necessary.  Borrower further agrees that at any time and from time to time Borrower shall promptly execute and deliver all further instruments and documents that Lender may request in order to perfect and protect the security interest granted hereby, or to enable Lender to exercise and enforce its rights and remedies with respect to any Collateral, including, following an event of default, delivering the Collateral to Lender to hold as secured party.

f.           Powers of Lender.  Borrower hereby appoints Lender as Borrower’s true and lawful attorney-in-fact to perform any and all of the following acts, which power is coupled with an interest, is irrevocable until the Secured Obligations are paid and performed in full, and may be exercised from time to time by Lender in its discretion:  To take any action and to execute any instrument which Lender may deem reasonably necessary or desirable to accomplish the purposes of this Section 4(f) and, more broadly, this Note including, without limitation:  (i) to exercise voting and consent rights with respect to Collateral in accordance with this Note, (ii) during the continuance of any default hereunder, to receive, endorse and collect all instruments or other forms of payment made payable to Borrower in respect of the Collateral or any part thereof and to give full discharge for the same, (iii) to perform or cause the performance of any obligation of Borrower hereunder in Borrower’s name or otherwise, (iv) during the continuance of any default hereunder, to liquidate any Collateral pledged to Lender hereunder and to apply proceeds thereof to the payment of the Secured Obligations or to place such proceeds into a cash collateral account or to transfer the Collateral into the name of Lender, all at Lender’s sole discretion, (v)  to enter into any extension, reorganization or other agreement relating to or affecting the Collateral, and, in connection therewith, to deposit or surrender control of the Collateral, (vi) to accept other property in exchange for the Collateral, (vii) to make any compromise or settlement Lender deems desirable or proper, and (viii) to execute on Borrower’s behalf and in Borrower’s name any documents required in order to give Lender a continuing first lien upon the Collateral or any part thereof.

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5.           Additional Terms

a.           No Waiver.  The acceptance by Lender of payment of a portion of any installment when due or an entire installment but after it is due shall neither cure nor excuse the default caused by the failure of Borrower timely to pay the whole of such installment and shall not constitute a waiver of Lender’s right to require full payment when due of any future or succeeding installments.

b.           Default.  Any one or more of the following shall constitute a “default” under this Note:  (i) a default in the payment when due of any amount hereunder, (ii) Borrower’s refusal to perform any material term, provision or covenant under this Note, (iii) the commencement of any liquidation, receivership, bankruptcy, assignment for the benefit of creditors or other debtor-relief proceeding by or against Borrower, or subject to Section 4(b), the Collateral is transferred by Borrower without being replaced by Pledged Securities of equal or greater fair market value on the date of transfer, and (iv) the levying of any attachment, execution or other process against Borrower, or subject to Section 4(b) the Collateral or any material portion thereof.

c.           Default Rights

i.           Upon the occurrence of any payment default Lender may, at its election, declare the entire balance of principal and interest under this Note immediately due and payable.  A delay by Lender in exercising any right of acceleration after a default shall not constitute a waiver of the default or the right of acceleration or any other right or remedy for such default.  The failure by Lender to exercise any right of acceleration as a result of a default shall not constitute a waiver of the right of acceleration or any other right or remedy with respect to any other default, whenever occurring.

ii.           Further, upon the occurrence of any material non-monetary default, following 30 days notice from Lender to Borrower specifying the default and demanded manner of cure for any non-monetary default, Lender shall thereupon and thereafter have any and all of the rights and remedies to which a secured party is entitled after a default under the applicable Uniform Commercial Code, as then in effect.  In addition to its other rights and remedies, Borrower agrees that, upon the occurrence of default, Lender may in its sole discretion do or cause to be done any one or more of the following:

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d.           Proceed to realize upon the Collateral or any portion thereof as provided by law, and without liability for any diminution in price which may have occurred, sell the Collateral or any part thereof, in such manner, whether at any public or private sale, and whether in one lot as an entirety, or in separate portions, and for such price and other terms and conditions as is commercially reasonable given the nature of the Collateral.

e.           If notice to Borrower is required, give written notice to Borrower at least ten days before the date of sale of the Collateral or any portion thereof.

f.           Transfer all or any part of the Collateral into Lender’s name or in the name of its nominee or nominees.

g.           Vote all or any part of the Collateral (whether or not transferred into the name of Lender) and give all consents, waivers and ratifications in respect of the Collateral and otherwise act with respect thereto, as though Lender were the outright owner thereof.

i.           Borrower acknowledges that all or part of foreclosure of the Collateral may be restricted by state or federal securities laws, Lender may be unable to effect a public sale of all or part of the Collateral, that a public sale is or may be impractical and inappropriate and that, in the event of such restrictions, Lender thus may be compelled to resort to one or more private sales to a restricted group of purchasers who will be obliged to agree, among other things, to acquire the Collateral for their own account, for investment and not with a view to its distribution or resale.  Borrower agrees that if reasonably necessary Lender may resort to one or more sales to a single purchaser or a restricted or limited group of purchasers.  Lender shall not be obligated to make any sale or other disposition, unless the terms thereof shall be satisfactory to it.

ii.           If, in the opinion of Lender based upon written advice of counsel, any consent, approval or authorization of any federal, state or other governmental agency or authority should be necessary to effectuate any sale or other disposition of any Collateral, Borrower shall execute all such applications and other instruments as may reasonably be required in connection with securing any such consent, approval or authorization, and will otherwise use its commercially reasonable best efforts to secure the same.

iii.           The rights, privileges, powers and remedies of Lender shall be cumulative, and no single or partial exercise of any of them shall preclude the further or other exercise of any of them.  Any waiver, permit, consent or approval of any kind by Lender of any default hereunder, or any such waiver of any provisions or conditions hereof, must be in writing and shall be effective only to the extent set forth in writing.  Any proceeds of any disposition of the Collateral, or any part thereof, may be applied by Lender to the payment of expenses incurred by Lender in connection with the foregoing, and the balance of such proceeds shall be applied by Lender toward the payment of the Secured Obligations.

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h.           No Oral Waivers or Modifications.  No provision of this Note may be waived or modified orally, but only in a writing signed by Lender and Borrower.

i.           Attorney Fees.  The prevailing party in any action by Lender to collect any amounts due under this Note shall be entitled to recover its reasonable attorneys fees and costs.

j.           Governing Law.  This Note has been executed and delivered in, and is to be construed, enforced, and governed according to the internal laws of, the State of New York without regard to its principles of conflict of laws.

k.           Severability.  Whenever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law.  However, if any provision of this Note shall be held to be prohibited by or invalid under applicable law, it shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of that provision or the other provisions of this Note.

l.           Entire Agreement.  This Note contain the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters.

________________________
By: _____________________
Name: ___________________
Title: ____________________

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Exhibit 10.1

FORM OF STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (“Agreement”) is made and entered into as of April ___, 2010 (“Effective Date”), between Advaxis, Inc. (“Company”) and Numoda Capital Innovations, LLC (“NCI”), Tax ID# 27-0256095.

WITNESSETH

WHEREAS, the Company identifies and develops proprietary pharmaceutical products and transitions them from basic research (discovery) through clinical trials;

WHEREAS, the Company and Numoda Corporation (“Numoda”), an affiliate of NCI, have executed a Project Agreement (“PA”), and two P2C / Clinical Trial Letters of Intent on April 9, 2009 (the “419/09 P2C CT LOP’) and June 19, 2009 (the “6/19/09 P2C CT LOI”), pursuant to which agreements the Company has engaged Numoda to advance the development of its pharmaceutical product covered by protocols titled “A Randomized, Active Therapy Controlled Phase 2 Study to Assess the Safety and Efficacy of ADXS11-001 for the Treatment of Recurrent Cervix Cancer” and “A Randomized, Single Blind, Placebo Controlled Phase 2 Study to Assess the safety, Efficacy, and Immunogenicity of Lovaxin C for the Treatment of Cervical Intraepithelial Neoplasia Grade 2/3” through clinical trials; and

WHEREAS, the Company desires to have NCI fund a portion of the services performed by Numoda under the PA, the 419/09 P2C CT L01, and the 6/19/09 P2C CT LOI in consideration for issuing Preferred Stock in the Company to NCI;

NOW, THEREFORE, in consideration of the mutual agreements, promises, and undertakings hereinafter set forth, the Company and NCI agree as follows:

1. Stock Purchase. On the Effective Date of this Agreement, Company shall issue to NCI 3,500,000 shares of Company’s Common Stock at a price per share of USD $0.17 (collectively, the “Shares”). In consideration for the Shares, the Company accepts NCI funding USD $595,000 in services performed by Numoda Corporation for the Company in accordance with the July 8, 2009 Project Agreement between Numoda Corporation and the Company for the studies covered by protocols titled “A Randomized, Active Therapy Controlled Phase 2 Study to Assess the Safety and Efficacy of ADXS1I-001 for the Treatment of Recurrent Cervix Cancer” and “A Randomized, Single Blind, Placebo Controlled Phase 2 Study to Assess the safety, Efficacy, and Immunogenicity of Lovaxin C for the Treatment of Cervical Intraepithelial Neoplasia Grade 2/3” and included as Exhibit A to this agreement. No later than five (5) business days after the Effective Date, Company shall deliver to NCI a certificate representing the Shares. If NCI requests, the Company shall also issue a press release announcing NCI’s investment in the Company in a form satisfactory to NCI. The Shares shall be registered by the Company within 120 days, such that they may be freely resold by NCI at any time without any additional registration or qualification and without violation of the Securities Act, any other federal or state securities laws or any regulations or requirements promulgated thereunder. As holder of the Shares, NCI shall be entitled to all of the same rights and privileges, including, without limitation, dividends and voting rights, as other holders of Company stock of the same class.

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2. Notices. Notifications in connection with this Agreement shall be given or made in accordance with the requirements below. Any notice required or permitted to be given hereunder by either party hereunder shall be in writing and may be delivered personally or by a reputable overnight delivery service, or sent by registered or certified mail, return receipt requested, postage prepaid to the following addresses:

If to NCI: Numoda Capital Innovations, LLC, 601 Walnut Street, 9th Floor, Philadelphia, PA 19106 USA. Attention: Patrick Keenan, Chief Counsel.

If to Advaxis: Advaxis, Inc., 675 US Highway 1, Suite B113, North Brunswick, NJ 08902 USA. Attention: Thomas Moore, Chief Executive Officer.

Notices shall be effective upon receipt.

3. Representations and Warranties of the Company. The Company hereby represents and warrants to Numoda that:

(a)
Except as previously disclosed in the Company’s public securities filings, there is not pending or, to the best knowledge of the Company, threatened any suit, action or proceeding against or affecting the Company that might materially and adversely affect the business, operations, properties, assets, prospects or condition, financial or otherwise, of the Company.

(b)
Except as previously disclosed in the Company’s public securities filings, the Company is not a party to or bound by any contract, agreement, order or decree which materially adversely affects the business, operations, properties, assets, prospects or condition, financial or otherwise, of the Company.

(c)
The Company has all requisite power and authority to enter into and perform this Agreement and to deliver the Shares hereunder. All corporate action on the part of Company necessary for the execution of this Agreement, for the performance of Company’s obligations hereunder and for the sale of the Shares has been taken, and no further consents, licenses, permissions, authorizations, registrations or qualifications from or with any party or any governmental entity are necessary for the Company to execute this Agreement, perform its obligations hereunder and deliver the Shares to Numoda. This Agreement is duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms; and

(d)	The Shares as delivered to Numoda shall be duly and validly issued, fully paid and non- assessable, and free of all liens, encumbrances and restrictions.

4. Representations and Warranties of NCI. NCI hereby represents and warrants to the Company that NCI has all requisite power and authority to enter into and perform this Agreement. All corporate action on the part of NCI necessary for the execution of this Agreement, for the performance of NCI’s obligations hereunder and for the purchase of the Shares has been taken, and no further consents, licenses, permissions, authorizations, registrations or qualifications from or with any party or any governmental entity are necessary for NCI to execute this Agreement and perform its obligations hereunder. This Agreement is duly executed and delivered by NCI and constitutes a legal, valid and binding obligation of NCI, enforceable against NCI in accordance with its terms.

5. Survival. The representations and warranties set forth in Section 3 and 4 hereof shall survive for two years and one day after the Effective Date.

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6. Indemnification. The Company on one hand and NCI on the other hand each indemnify and hold harmless the other and its officers, directors, employees and agents, if any (the “Indemnitee(s)”) from and against all costs, losses, liabilities, damages, claims, expenses of any nature (including reasonable attorneys’ fees and disbursements), judgments, fines, settlements, and any other amounts arising from any and all claims, demands, or proceedings incurred or accrued by an Indemnitee as a result of a breach by the indemnifying party of its representations, warranties or obligations under this Agreement. The indemnification provided by this Section 6 shall be in addition to any other rights to which the Indemnitee(s) may be entitled under any agreement, as a matter of law or equity or otherwise, and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee(s). Subject to the foregoing sentence, the provisions of this Section 6 are for the benefit of the Indemnitee(s) and shall not be deemed to create any rights for the benefit of any other persons.

7. General Provisions. This Agreement is intended to set forth the full and complete understanding of the parties. This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Pennsylvania, and exclusive venue for adjudication of any disputes relating hereto shall be in the federal and state courts for the County of Philadelphia, Pennsylvania.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

NUMODA CAPITAL INNOVATIONS, LLC

By:	/s/	Name and Title

ADVAXIS, INC.

By:	/s/	Name and Title

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